Asia
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Beijing
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Europe &
Middle East
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Antwerp
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Frankfurt / Main
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London
Madrid
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Paris
Prague
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North & South America
Bogotá
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Houston
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Mexico City
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Porto Alegre
Rio de Janeiro
San Diego
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Valencia
Washington, DC
Exhibit 5.1

Baker & McKenzie LLP Two Embarcadero Center, 11th Floor San Francisco, CA 94111-3802, USA Tel: +1 415 576 3000 Fax: +1 415 576 3099 www.bakernet.com
June 16, 2008
Energy Recovery, Inc.
1908 Doolittle Drive
San Leandro, California 94577
RE:     Registration Statement on Form S-1
Ladies and Gentlemen:
     We have acted as securities counsel to Energy Recovery, Inc., a Delaware corporation (the “Company”), in connection with its filing with the Securities and Exchange Commission (the “SEC”) of a registration statement on Form S-1 (Registration No. 333-150007), as amended (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the issuance of up to 16,100,000 shares of the Company’s common stock, par value $0.001 per share, which includes (i) up to 8,078,566 shares to be sold by the Company and up to 2,100,000 shares proposed to be sold by the Company pursuant to an over-allotment option (collectively, the “Company Shares”) and (ii) up to 5,921,434 shares to be sold by certain selling stockholders (the “Selling Stockholders’ Shares”).
     We have reviewed the Underwriting Agreement (the “Agreement”), and we have examined the originals, or photostatic or certified copies, of such records of the Company, of certificates of officers of the Company and of public documents, and such other documents as we have deemed relevant and necessary as the basis of the opinions set forth below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photostatic or certified copies and the authenticity of the originals of such copies.
     Based upon and subject to the foregoing, we are of the opinion that:
     1. The Company Shares have been duly and validly authorized, and when issued in accordance with the terms of the Agreement, will be validly issued, fully paid and non-assessable.
     2. The Selling Stockholders’ Shares have been duly and validly authorized and are validly issued, fully paid and non-assessable.
     The opinions expressed above are limited to the General Corporation Law of the State of Delaware (including all applicable provisions of the Delaware constitution and reported judicial decisions interpreting these laws) and the federal laws of the United States of America.
Baker & McKenzie LLP is a member of Baker & McKenzie International, a Swiss Verein.

     This opinion letter is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated. We hereby consent to the use of our opinion as herein set forth as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.
Very truly yours,
/s/ Baker & McKenzie LLP
BAKER & McKENZIE LLP